UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      April 19, 2007
Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (412) 394-2800
N/A

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As required, and as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, in the first quarter 2007, the Company adopted Financial Accounting Standards Board Staff (“FASB”) Position titled “Accounting for Planned Major Maintenance Activities” (“FSP PMMA”). The FSP PMMA prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities, which is the policy the Company had used to record planned plant outage costs on an interim basis within a fiscal year, and also to record the costs of major equipment rebuilds which extend the life of capital equipment. Under the FSP PMMA, the Company now reports results using the deferral method whereby major equipment rebuilds are capitalized as costs are incurred and amortized to expense over the estimated useful lives, and planned plant outage costs are fully recognized in the interim period of the outage. In addition under the FSP PMMA, the Company is required to restate its financial statements for prior periods as if the FSP PMMA had been applied to the earliest presented.
     The following consolidated statements of income and business segment information for 2006 reflecting this retrospective application of the FSP PMMA are filed as part of this Current Report on Form 8-K.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
Retrospective Application of FSP PMMA as of 1/1/07
(Dollars in millions, except per share amounts)

					Year
	Quarter Ended				Ended
	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Sales	$1,040.5	$1,210.8	$1,288.4	$1,396.9	$4,936.6
Costs and expenses:
Cost of sales	792.4	918.7	966.1	1,063.2	3,740.4
Selling and administrative expenses	72.9	75.4	72.8	74.2	295.3

Income before interest, other income (expense) and income taxes	175.2	216.7	249.5	259.5	900.9
Interest expense, net	(7.5)	(5.8)	(4.3)	(5.7)	(23.3)
Other income (expense), net	(1.3)	(1.2)	(1.4)	(1.1)	(5.0)

Income before income taxes	166.4	209.7	243.8	252.7	872.6
Income tax provision	59.9	65.4	83.6	89.6	298.5

Net income	$106.5	$144.3	$160.2	$163.1	$574.1

Basic net income per common share	$1.08	$1.45	$1.60	$1.62	$5.76

Diluted net income per common share	$1.04	$1.41	$1.56	$1.59	$5.61

Weighted average common shares outstanding — basic (millions)	98.7	99.7	100.1	100.4	99.7

Weighted average common shares outstanding — diluted (millions)	102.7	102.4	102.6	102.8	102.4

Actual common shares outstanding— end of period (millions)	100.0	100.7	100.7	101.2	101.2
The adoption of FSP PMMA decreased cost of sales, and increased income before income taxes $6.2 million for the quarter ended March 31, 2006; decreased cost of sales and increased income before income taxes $6.2 million for the quarter ended June 30, 2006; increased cost of sales and decreased income before income taxes $2.6 million for the quarter ended September 30, 2006; increased cost of sales and decreased income before income taxes $6.4 million for the quarter ended December 31, 2006. For the 2006 year, cost of sales decreased and income before taxes increased $3.4 million.
The adoption of FSP PMMA increased (decreased) the provision for income taxes $2.2 million, $2.3 million, $(0.9) million, and $(2.4) million for the first, second, third and fourth quarters of 2006, respectively. For the 2006 year, the provision for income taxes increased $1.2 million.
Net income increased (decreased) $4.0 million, $3.9 million, $(1.7) million, and $(4.0) million for the first, second, third and fourth quarters of 2006, respectively. For the year 2006 year, net income increased $2.2 million.
Diluted net income per common share increased (decreased) $0.04, $0.04, $(0.02) and $(0.04) for the first, second, third and fourth quarters of 2006, respectively. For the 2006 year, diluted net income per common share increased $0.02.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
Retrospective Application of FSP PMMA as of 1/1/07
(Dollars in millions)

					Year
	Quarter Ended				Ended
	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Sales:
High Performance Metals	$412.1	$450.2	$455.0	$489.3	$1,806.6
Flat-Rolled Products	517.2	650.8	728.7	800.6	2,697.3
Engineered Products	111.2	109.8	104.7	107.0	432.7

Total External Sales	$1,040.5	$1,210.8	$1,288.4	$1,396.9	$4,936.6

Operating Profit:

High Performance Metals	$145.2	$157.2	$172.7	$182.1	$657.2
% of Sales	35.2%	34.9%	38.0%	37.2%	36.4%

Flat-Rolled Products	51.5	86.5	103.1	106.9	348.0
% of Sales	10.0%	13.3%	14.1%	13.4%	12.9%

Engineered Products	17.8	15.2	12.4	11.3	56.7
% of Sales	16.0%	13.8%	11.8%	10.6%	13.1%

Operating Profit	214.5	258.9	288.2	300.3	1,061.9
% of Sales	20.6%	21.4%	22.4%	21.5%	21.5%

Corporate expenses	(13.9)	(18.0)	(15.1)	(21.9)	(68.9)

Interest expense, net	(7.5)	(5.8)	(4.3)	(5.7)	(23.3)

Other income (expenses), net of gains on asset sales	(6.1)	(5.1)	(4.5)	0.5	(15.2)

Retirement benefit expense	(20.6)	(20.3)	(20.5)	(20.5)	(81.9)

Income before income taxes	$166.4	$209.7	$243.8	$252.7	$872.6

The adoption of FSP PMMA resulted in the following changes to operating profit by business segment:
For the quarter ended March 31, 2006, High Performance Metals increased $2.5 million, Flat-Rolled Products increased $3.5 million, and Engineered Products increased $0.2 million. Segment operating profit and income before income taxes increased $6.2 million.
For the quarter ended June 30, 2006, High Performance Metals increased $2.0 million, and Flat-Rolled Products increased $4.2 million. Engineered Products was unchanged. Segment operating profit and income before income taxes increased $6.2 million.
For the quarter ended September 30, 2006, High Performance Metals decreased $(0.3) million, and Flat-Rolled Products decreased $(2.3) million. Engineered Products was unchanged. Segment operating profit and income before income taxes decreased $(2.6) million.
For the quarter ended December 31, 2006, High Performance Metals decreased $(4.5) million, Flat-Rolled Products decreased $(1.7) million, and Engineered Products decreased $(0.2) million. Segment operating profit and income before income taxes decreased $(6.4) million.
For the 2006 year, High Performance Metals decreased $(0.3) million, and Flat-Rolled Products increased $3.7 million. Engineered Products was unchanged. Segment operating profit and income before income taxes increased $3.4 million.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Richard J. Harshman

Richard J. Harshman Executive Vice President, Finance and Chief Financial Officer
Dated: April 19, 2007